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Exhibit 10.7

MEDTRONIC, INC.
EXECUTIVE NONQUALIFIED
SUPPLEMENTAL BENEFIT PLAN
(as restated effective May 1, 1997)

        Medtronic, Inc. (the "Company") previously adopted the Medtronic, Inc. Executive Nonqualified Supplemental Benefit Plan (the "Plan"), effective May 1, 1986. Effective May 1, 1997, the Company hereby amends and restates the Plan in its entirety as set forth herein.

I. PURPOSE & DESCRIPTION OF PLAN

        1.01    Purpose.    The purpose of the Plan is to provide eligible employees with benefits which supplement those provided under certain of the tax-qualified plans maintained by Medtronic, Inc. More specifically, this Plan is intended to provide certain benefits on a nonqualified plan basis which are not otherwise provided under the tax-qualified plans as a result of the application of certain legal limitations on contributions, benefits and includible compensation, and as a result of the deferral of compensation by eligible employees under the Medtronic, Inc. Capital Accumulation Plan Deferral Program or any other nonqualified deferred compensation plan which may be established by the Company from time to time.

        1.02    Description of Plan.    The Plan is intended to be (and shall be construed and administered as) an employee benefit pension plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended, which is unfunded and maintained primarily for the purpose of providing deferred compensation for eligible employees who constitute a select group of management or highly-compensated employees. The Plan is not intended to be qualified under Internal Revenue Code Section 401(a), as amended.

        The obligation of the Company to make payments under this Plan constitutes an unsecured (but legally enforceable) promise of the Company to make such payments and no person, including any participant or beneficiary under the Plan, shall have any lien, prior claim or other security interest in any property of the Company as a result of this Plan. The limitations set forth in this paragraph are subject to the provisions of Article VII, however.

II. DEFINITIONS

        2.01    Definitions.    As used in the Plan, the following terms have the meanings indicated below:

          (a)   "Affiliate" means any corporation or other trade or business under common control with the Company, as further defined in the Company's qualified plans.

          (b)   "Capital Accumulation Plan" means the Medtronic, Inc. Capital Accumulation Plan Deferral Program, as amended from time to time and any successor plan.

          (c)   "Committee" means the Compensation Committee of the Board of Directors of the Company, or any successor committee appointed by the Board of Directors to perform substantially similar functions.

          (d)   "Company" means Medtronic, Inc. and its successors and assigns, by merger, purchase or otherwise.

          (e)   "Defined Contribution Supplemental Benefits" refer to those benefits earned by a participant under Article V of the Plan.

          (f)    "Eligible Employee" means an elected or appointed officer of the Company, or any other key employee of the Company or an Affiliate as designated by the Committee, but excludes any individual who is not either a United States citizen or resident.

          (g)   "ESOP" means the Medtronic, Inc. Employee Stock Ownership Plan, as amended from time to time, and any successor plan.

          (h)   "Event" means an event of change in control of the Company as defined in Section 3.1(b)(1) through (3) of the Trust.

          (i)    "Participant" means an eligible employee who accrues benefits under the Plan.

          (j)    "Plan Year" means the 12-month period commencing May 1 and ending the following April 30. The initial plan year shall commence May 1, 1986.

          (k)   "Qualified Plans" means the Retirement Plan and the ESOP.

          (l)    "Restatement Date" means May 1, 1997.

          (m)  "Retirement Plan" means the Medtronic, Inc. and Participating Employers Retirement Plan, as amended from time to time, and any successor plan.

          (n)   "Retirement Plan Supplemental Benefits" refer to those benefits earned by a participant under Article IV of the Plan.

          (o)   "Section 401(a)(17) Limitations" refer to the limitations on the dollar amount of compensation which may be taken into account under the qualified plans under Section 401(a)(17) of the Internal Revenue Code of 1986 or any successor provision.

          (p)   "Section 415 Limitations" refer to the limitations on benefits for defined benefit pension plans, the limitations on allocations for defined contribution plans, and the limitations on benefits and contributions for combinations of plans which are imposed by Sections 415(b), 415(c) and 415(e), respectively, of the Internal Revenue Code of 1986 or any successor provisions.

          (q)   "Termination of Employment" means the complete termination of employment of the individual with the Company and with all Affiliates.

          (r)   "Trust" means the Medtronic, Inc. Compensation Trust Agreement, as amended from time to time.

III. ELIGIBILITY TO PARTICIPATE

        3.01    Eligible Employees.    Each eligible employee shall be eligible for benefits under the Plan in accordance with the otherwise applicable provisions of the Plan relating to the accrual and payment of benefits.

IV. RETIREMENT PLAN SUPPLEMENTAL BENEFITS

        4.01    Calculation of Retirement Plan Supplemental Benefits.    Eligible employees who are participants in the Retirement Plan shall earn Retirement Plan Supplemental Benefits as of any determination date in an amount equal to the lump sum actuarial equivalent value of the eligible employee's Unrestricted Retirement Plan Benefit less the lump sum actuarial equivalent value of the eligible employee's Actual Retirement Plan Benefit, determined as of the date of determination. For purposes hereof, the date of determination is the last day of each plan year commencing April 30, 1987. The lump sum actuarial equivalent value shall be determined in each case by use of the otherwise applicable interest rates and other assumptions under the Retirement Plan in determining actuarially equivalent benefits.

        For purposes of this Plan, an eligible employee's Unrestricted Retirement Plan Benefit as of any determination date equals the vested benefit which such individual would have accrued under the Retirement Plan as of such date under the otherwise applicable provisions of the Retirement Plan, but determined for periods from and after May 1, 1986, without regard to the limitations on such benefits which result from the application of the Section 415 Limitations. Further, the eligible employee's Unrestricted Retirement Plan Benefit shall be determined based upon such employee's compensation which is or would otherwise be taken into account under the Retirement Plan for purposes of calculating benefits thereunder, but without application of the Section 401(a)(17) Limitations and taking into account the compensation which would have been paid to the eligible employee during the plan year in question but for the employee's election to defer compensation under the Capital Accumulation Plan (or any other nonqualified deferred compensation plan which may be established by the Company from time to time). For purposes hereof, compensation which is deferred under the Capital Accumulation Plan (or other nonqualified deferred compensation plan) shall be taken into account for the plan year during which such compensation would have been paid to the eligible employee but for his or her election under said Plan and only to the extent that such compensation would otherwise be taken into account under the Retirement Plan in calculating benefits thereunder had such compensation been paid directly to the eligible employee rather than deferred (but without regard to application of the Section 401(a)(17) Limitations).

        For purposes of this Plan, an eligible employee's Actual Retirement Plan Benefit as of any determination date equals the vested benefit which the individual has actually accrued as of such date under the provisions of the Retirement Plan, after taking into account all applicable limitations on contributions, benefits and compensation.

        4.02    Establishment of Nonqualified Retirement Plan Account.    The participant's Retirement Plan Supplemental Benefit shall be determined as of the last day of the plan year in which the participant terminates employment and the lump sum value of such Retirement Plan Supplemental Benefit shall be credited as of such date to a bookkeeping account established for such participant on the books and records of the Company, which shall be referred to as the Nonqualified Retirement Plan Account. For purposes hereof, a participant who becomes disabled will not be considered to have terminated employment until such time as he or she is considered to have terminated employment under the provisions of the Retirement Plan. In the event the participant terminates employment as a result of death, the value of the benefits, if any, to be credited to such Account shall be based upon the lump sum actuarial equivalent value of the death benefits which would be paid under the Retirement Plan under the same assumptions used under Section 4.01 hereof in determining the participant's Unrestricted Retirement Plan Benefit (that is, without regard to the Section 415 Limitations and the Section 401(a)(17) Limitations and without regard to the participant's elections to defer compensation under the Capital Accumulation Plan) (or other nonqualified deferred compensation plan), if any, less the lump sum actuarial equivalent value of death benefits actually payable with respect to such participant under the Retirement Plan, if any, taking into account all applicable limitations on contributions, benefits and compensation.

        Such Nonqualified Retirement Plan Account shall be used solely as a device to measure and determine the amount of Retirement Plan Supplemental Benefits to be paid to the participant under the Plan. All amounts which are credited to such Account (including any interest credited with respect to such amounts) are credited solely for accounting and computation purposes and are at all times assets and property of the Company and subject to the claims of the Company's creditors. No participant or beneficiary shall have any incidents of ownership in such Account or in amounts credited to such Account, and the participant's or beneficiary's position with respect to payments of Retirement Plan Supplemental Benefits under the Plan is that of a general unsecured creditor of the Company. Further, nothing contained in this Plan and no action taken under this Plan shall create or be construed to create a trust of any kind. The provisions of this paragraph, however, shall at all times be subject to the provisions of Article VII hereof, providing for contributions to and payments from the Trust under certain circumstances.

        The Committee may establish any number of sub-accounts on behalf of a participant or beneficiary as the Committee considers necessary or advisable for purposes of maintaining a proper accounting of amounts to be credited under the Plan on behalf of a participant or beneficiary.

        4.03    Interest Credited to the Nonqualified Retirement Plan Account.    All amounts credited to the Nonqualified Retirement Plan Account from time to time shall be credited with interest at a rate which is equal to the pre-retirement interest rate or rates used by the Retirement Plan during the period for which interest is to be so credited for purposes of determining actuarially equivalent benefits under the Retirement Plan. Interest as so determined shall be compounded quarterly during the plan year.

        4.04    Payment of Nonqualified Retirement Plan Account.    The value of any Nonqualified Retirement Plan Account established hereunder as well as any interest credited thereto shall be paid to the participant (or beneficiary, as the case may be) on a monthly basis each plan year over a fifteen-year period commencing as soon as administratively practicable within the plan year commencing immediately after the date on which the Account is to be established under Section 4.02 hereof. The initial balance in such Account at the time benefits commence shall be paid in 180 equal monthly installments over the fifteen-year period. Interest shall continue to be credited on the declining balance in such Account in accordance with Section 4.03 hereof during the payout period and such additional interest will be paid monthly in addition to the regular monthly payments.

        Notwithstanding the foregoing, the Committee (or any committee or individual to whom the Committee has delegated such authority) may, in its discretion, provide for an acceleration of payments under the payout schedule which is otherwise applicable. The Committee (or its delegate) shall exercise such discretion by taking into account factors including but not limited to the participant's financial and retirement needs as determined by the Committee (or its delegate), the Company's ability to make payment of such amounts, the total value of benefits to be paid with respect to such Account, and the defraying of costs and expenses associated with administration of the Plan.

        4.05    Re-employment of Participant.    In the event a participant with respect to whom a Nonqualified Retirement Plan Account is established upon or after termination of employment is subsequently re-employed by the Company or an Affiliate, the payment of any amounts remaining to the credit of such participant under his or her Nonqualified Retirement Plan Account (the "Original Account") shall be suspended during such period of re-employment, and the value of the Nonqualified Retirement Plan Account to be established on behalf of such individual upon or after a subsequent termination of employment (the "Subsequent Account") shall be determined with reference to the participant's aggregate Unrestricted Retirement Plan Benefit and aggregate Actual Retirement Plan Benefit, both determined as of the subsequent date of termination of employment, offset by the value of the Original Account which remains to the credit of such individual as of the subsequent date (including any interest credited thereto) and further offset by the sum of the actuarial equivalent values of the amounts, if any, which were previously paid from such Original Account to such individual. For purposes hereof, the actuarial equivalent values of the amounts which were previously paid from such Original Account, if any, shall be equal to the value of each such amount so paid, credited with interest at the rate specified in Section 4.03 for the period beginning with the date of payment of such amount to the individual and ending on the date of establishment of the Subsequent Account, compounded on a quarterly basis during the plan year.

V. DEFINED CONTRIBUTION SUPPLEMENTAL BENEFITS

        5.01    Calculation of Defined Contribution Supplemental Benefits.    For plan years beginning prior to May 1, 1996, Eligible Employees who are participants in the ESOP shall be credited hereunder with Defined Contribution Supplemental Benefits as of the end of each plan year commencing with the effective date of the ESOP in an amount equal to the Eligible Employee's Unrestricted Defined Contribution Allocation for such plan year less the Eligible Employee's Actual Defined Contribution

Allocation for such plan year. For purposes hereof, the Eligible Employee's Unrestricted Defined Contribution Allocation for any plan year equals the value of the common stock of the Company which would have been allocated to the participant's account due to employer contributions, forfeitures used to reduce employer contributions and dividends on Company stock held in the unallocated reserve under the ESOP, determined under otherwise applicable provisions of the ESOP, but without application of the Section 415 Limitations or the Section 401(a)(17) Limitations, and based upon the compensation which would have been paid to the Eligible Employee during the plan year in question but for the employee's election to defer compensation under the Capital Accumulation Plan (or any other nonqualified deferred compensation plan which may be established by the Company from time to time). For purposes hereof, compensation which is deferred under the Capital Accumulation Plan (or any other nonqualified deferred compensation plan which may be established by the Company from time to time) shall be taken into account for the plan year during which such compensation would have been paid to the Eligible Employee but for his or her election under said plan and only to the extent that such compensation would otherwise be taken into account under the ESOP in calculating the employee's allocation of employer contributions had such compensation been paid directly to the Eligible Employee rather than deferred (but without regard to application of the Section 401(a)(17) Limitations).

        Effective for plan years beginning on or after May 1, 1996, the Eligible Employee's Unrestricted Defined Contribution Allocation for any plan year shall be expressed as the right to receive at the time set forth in Section 5.06 a number of shares of the Company's common stock equal to the number of such shares which would have been allocated on behalf of such Eligible Employee for the plan year under the ESOP, determined under otherwise applicable provisions of the ESOP, but without application of the Section 415 Limitations or the Section 401(a)(17) Limitations, and based upon the compensation which would have been paid to the Eligible Employee during the plan year in question but for the employee's election to defer compensation under the Capital Accumulation Plan (or any other nonqualified deferred compensation plan which may be established by the Company from time to time).

        The employee's Actual Defined Contribution Allocation for any plan year equals the number of shares (or for plan years beginning prior to May 1, 1996, the value of such shares) of Company stock allocated to the Eligible Employee's account under the ESOP attributable to employer contributions, forfeitures allocated as reductions of employer contributions and dividends on employer stock held in the unallocated reserve under the ESOP.

        5.02    Establishment of Nonqualified Defined Contribution Account.    The Defined Contribution Supplemental Benefit to be credited to a participant for any plan year under Section 5.01 shall be credited as of the last day of such plan year to an account established on the books and records of the Company, which shall be referred to as the Nonqualified Defined Contribution Account.

        Such Account shall be used solely as a device to measure and determine the amount of Defined Contribution Supplemental Benefits to be paid to such participant under the Plan and all amounts which are credited to such Account (including any interest credited with respect to such amounts) are credited solely for accounting and computation purposes and are at all times assets and property of the Company and subject to the claims of the Company's creditors. No participant shall have any incidents of ownership in the Account or in amounts credited to the Account. The participant's position with respect to payments of Defined Contribution Supplemental Benefits under the Plan is that of a general unsecured creditor of the Company. Further, nothing contained in this Plan and no action taken under this Plan shall create or be construed to create a trust of any kind. The provisions of this paragraph, however, are subject to the provisions of Article VII hereof, relating to contributions to and benefit payments from the Trust under certain circumstances.

        The Committee may establish any number of sub-accounts on behalf of a participant or beneficiary as the Committee considers necessary or advisable for purposes of maintaining a proper accounting of amounts to be credited under the Plan on behalf of the participant or beneficiary. As of the Restatement Date, the value of the Defined Contribution Supplemental Nonqualified Benefit to be credited to a participant for any plan year under Section 5.01 (as in effect on and after the Restatement Date) shall be credited to a sub-account of the Nonqualified Defined Contribution Account referred to as the "Nonqualified ESOP Sub-Account." This Sub-Account shall also include amounts credited to a participant under Section 5.01 of the Plan, as in effect prior to the Restatement Date (the "Predecessor Plan"), attributable to contributions made with respect to the ESOP, including interest credited to such amounts prior to the Restatement Date under Section 5.03 of the Predecessor Plan.

        Effective May 1, 1996, solely for accounting and computation purposes the value credited to this Nonqualified ESOP Sub-Account on behalf of each participant or beneficiary shall be converted from a cash value to the right to receive whole and fractional shares of common stock of the Company based on the closing price as of April 30, 1996, as reported on the New York Stock Exchange. In no event shall the Nonqualified ESOP Sub-Account be credited with actual shares of Company stock. After May 1, 1996, the Defined Contribution Supplemental Nonqualified Benefit to be credited to a participant for a plan year shall be credited with the right to receive shares in accordance with Section 5.01.

        5.03    Adjustment to Nonqualified ESOP Sub-Account.    For plan years beginning prior to May 1, 1996, all amounts credited to a Nonqualified ESOP Sub-Account established for a participant hereunder shall be credited with gains and losses, generally, as if such Account were invested in the common stock of the Company. Effective May 1, 1996, the Nonqualified ESOP Sub-Account shall be expressed as the right to receive shares of the Company's common stock. The Nonqualified ESOP Sub-Account shall also be adjusted to reflect stock splits, stock dividends and recapitalizations in such manner as may be determined by the Committee. The Committee may adjust the Nonqualified ESOP Sub-Account to reflect dividends payable with respect to the Company's common stock from time to time. The Committee shall determine the manner in which any such adjustment shall be made.

        5.04    Vested Interest in Nonqualified ESOP Sub-Account.    A participant's vested interest in any Nonqualified ESOP Sub-Account established for such participant's benefit hereunder shall be determined in the same manner as the participant's percentage vested interest in employer contributions is determined under the ESOP, and the Company may forfeit the nonvested portion of the participant's Nonqualified ESOP Sub-Account under the same rules and subject to the same limitations as provided under the ESOP. Provided, however, that a participant shall not earn a fully-vested interest in his or her Nonqualified ESOP Sub-Account as a result of the termination or partial termination of the Plan in those situations where the participant is not otherwise fully vested in such Sub-Account.

        5.05    Nonqualified SRP Sub-Account.    A participant's Nonqualified Defined Contribution Account shall include amounts credited to him or her under Section 5.01 of the Predecessor Plan attributable to contributions made with respect to the Profit Sharing Plan and the Supplemental Retirement Plan (as such terms are defined in the Predecessor Plan), including interest credited to such amounts prior to the Restatement Date under Section 5.03 of the Predecessor Plan. Such amounts (together with such interest) shall be held in a separate sub-account in the Nonqualified Defined Contribution Account, referred to as the "Nonqualified SRP Sub-Account." As of the Restatement Date, the Nonqualified SRP Sub-Account shall be credited with gains and losses in such manner as may be determined by the Committee from time to time in its sole discretion. The Nonqualified SRP Sub-Account shall be subject to the vesting provisions set forth in Section 5.04 of the Predecessor Plan, which shall continue to apply to amounts credited to such Sub-Account. Notwithstanding anything in this Article 5 to the contrary, as of the Restatement Date, the Company shall no longer make contributions to the Plan with respect to the Profit Sharing Plan and the Supplemental Retirement Plan (as those terms are defined in the Predecessor Plan).

        Effective May 1, 1997, solely for accounting and computation purposes the value credited to this Nonqualified SRP Sub-Account on behalf of each participant or beneficiary shall be converted from a cash value to the right to receive whole and fractional shares of common stock of the Company based on the closing price as of April 30, 1997, as reported on the New York Stock Exchange. In no event shall the Nonqualified SRP Sub-Account be credited with actual shares of Company stock nor shall the value of the Nonqualified SRP Sub-Account, at any time, be less than its value as of April 30, 1997. The Nonqualified SRP Sub-Account shall be adjusted to reflect stock splits, stock dividends and recapitalizations in such manner as may be determined by the Committee. The Committee may adjust the Nonqualified SRP Sub-Account to reflect dividends payable with respect to the Company's common stock from time to time. The Committee shall determine the manner in which any such adjustment shall be made.

        5.06    Payment of Vested Nonqualified Defined Contribution Account.    The value of a vested Nonqualified Defined Contribution Account established hereunder (including the vested Nonqualified ESOP Sub-Account and vested Nonqualified SRP Sub-Account) shall be paid to the participant or beneficiary, as the case may be, on a monthly basis each plan year over a fifteen-year period commencing as soon as is administratively practicable within the plan year commencing immediately following the plan year in which the participant terminates employment. The initial balance in the vested portion of such Account at the time benefits commence shall be paid in 180 equal monthly installments over the fifteen-year period. Interest shall continue to be credited on the declining vested balance in accordance with Section 5.03 and Section 5.05 hereof during the payout period, and such additional interest will be paid monthly in addition to the regular monthly payments.

        Notwithstanding the foregoing, the Committee (or any committee or individual to whom the Committee has delegated such authority) may, in its discretion, provide for an acceleration of payments under the payout schedule which is otherwise applicable. The Committee (or its delegate) shall exercise such discretion by taking into account factors including but not limited to the participant's financial and retirement needs, as determined by the Committee (or its delegate), the Company's ability to make payment of such amounts, and the defraying of costs and expenses associated with the administration of the Plan.

        Effective for participants who terminate employment on or after May 1, 1996, payment of the vested Nonqualified ESOP Sub-Account to the participant or beneficiary, as the case may be, must be made in the form of whole shares of Company stock. Fractional shares shall be paid in cash.

VI. DEATH BENEFITS

        6.01    Death Before Benefit Commencement.    If the participant dies prior to the date payment of amounts credited to an Account established under the Plan for his or her benefit has commenced, payment of the vested portion of his or her Account balance shall be made to the participant's beneficiary at the time and in the manner as otherwise provided under the Plan with respect to payments to participants, but subject to the Committee's discretion to accelerate payments in accordance with Section 4.04 or 5.06 of the Plan, as applicable.

        6.02    Death After Benefit Commencement.    In the event a participant dies after the date payment of amounts credited to an Account established for his or her benefit under the Plan has commenced, any amounts remaining to be paid under such Account shall continue to be paid to the participant's beneficiary under the method of distribution in effect at the date of the participant's death, but subject to the Committee's discretion to accelerate payments under said option in accordance with Section 4.04 or 5.06 of the Plan, as applicable.

        6.03    Designation of Beneficiary.    A participant may designate a beneficiary or beneficiaries to receive any benefit payments which may be payable hereunder following the participant's death, and may designate the proportions in which such beneficiaries are to receive such payments. Any such designation shall be on a form provided by the Company and filed with the Company before the participant's death. The participant may change such designation from time to time and the last written designation filed with the Company prior to the participant's death will control. If the participant fails to specifically designate a beneficiary, if no designated beneficiary survives the participant, or if all designated beneficiaries who survive the participant die before complete payment of benefits is made, any remaining benefits shall be paid to the participant's surviving spouse, or if there is no surviving spouse, to the participant's issue, taking by right of representation from the participant's natural and adoptive children, or if there is no surviving issue, to the legal representatives of the participant's estate.

VII. CHANGE IN CONTROL PROVISIONS

        7.01    Application of Article VII.    To the extent applicable, the provisions of this Article VII relating to an Event of change in control of the Company shall control, notwithstanding any other provisions of the Plan to the contrary, and shall supersede any other provisions of the Plan to the extent inconsistent with the provisions of this Article VII.

        7.02    Payments to and by the Trust.    If the Company determines that it is probable that an Event may occur within the six-month period immediately following the date of determination, or if an Event in fact occurs in those situations where the Company has not otherwise made such a determination, the Company shall make a contribution to the Trust (if in existence at the date of determination or the date of the Event, as the case may be) in accordance with the provisions of the Trust. Solely for purposes of determining the amount of such contribution (but in no way in limitation of the Company's liability under the Plan as determined under other provisions of the Plan), the Company's total liability under this Plan shall be equal to the value of the current credit balances under all Accounts established under the Plan, including any interest credited to such Accounts under the terms of the Plan, which remain unpaid by the Company as of the date of determination or the date of the Event, as the case may be, whether or not amounts are otherwise currently payable to participants or beneficiaries under the Plan. The value of the Nonqualified Retirement Plan Account of a participant who is actively employed as of the date of determination or of the Event, as the case may be, shall be determined for purposes hereof as if such participant terminated employment on such date and the Account was established on such date. All such contributions shall be made as soon as possible after the date of determination or of the Event, as the case may be, and shall be made in cash or property valued at fair market value. Further, the Company may, in its discretion, make other contributions to the Trust from time to time for purposes of providing benefits hereunder, whether or not an Event has occurred or may occur.

        Notwithstanding the foregoing, any contributions to the Trust, as well as any income or gains thereon, shall be at all times subject to the provisions of the Trust, including but not limited to the provisions permitting a return of such contributions and income or gains thereon to the Company in certain circumstances.

        Payments of benefits under the Plan with respect to those participants and their beneficiaries for whom Trust contributions are made shall be made first from the Trust in accordance with the terms of the Trust, but, to the extent not paid by the Trust, shall be paid by the Company.

        7.03    Legal Fees and Expenses.    The Company shall reimburse any participant or his or her beneficiary for all reasonable legal fees and expenses incurred by such participant or beneficiary after the date of any Event in seeking to obtain any right or benefit provided by the Plan.

        7.04    Late Payment and Additional Payment Provisions.    If after the date of an Event there is a delay in the payment of any benefits under the Plan beyond the final date for payment under the Plan, the amounts otherwise payable to any participant or beneficiary shall be increased by an amount equal to the stated interest which shall be credited to such amounts from the final date for payment of such amounts through the date that payment of such amounts (plus such credited interest) is actually made to the participant or beneficiary, compounded quarterly on a calendar year basis. The amount of stated interest to be so credited shall be equal to the lesser of (i) the prime rate plus five percentage points, or (ii) the prime rate multiplied by two. For purposes hereof, the prime rate shall be the prime rate of interest quoted by Norwest Bank Minneapolis, N.A. as its prime rate, determined each calendar quarter as the average of the daily prime rates in effect throughout such calendar quarter, averaged for the number of days for which the prime rates are quoted during such calendar quarter. In the event that stated interest is to be credited for some period less than a full calendar quarter, however, the stated interest shall be determined and compounded for the fractional quarter, with the prime rate determined as the average of the daily prime rates in effect throughout such fractional calendar quarter, averaged for the number of days during such fractional calendar quarter for which prime rates are quoted.

        The increase in amounts otherwise payable under the Plan by the crediting of such stated interest represents a late payment penalty for the delay in payment.

        Any payments of benefits by the Company after the final date for payment of benefits under the Plan shall be applied first against the first due of such payments of benefits (with application first against any applicable late payment penalty and next against the benefit amount itself) until fully paid, and next against the next due of such payments in the same manner, and so forth, for purposes of calculating the late payment penalties hereunder.

        Participants and their beneficiaries shall be entitled to the payment of benefits under the Plan plus the late payment penalty referred to hereinabove first from the Trust and secondarily from the Company, as otherwise provided in Section 7.02.

VIII. MISCELLANEOUS PROVISIONS

        8.01    Amendment and Termination.    The Committee may terminate the Plan, or the Committee (or any committee or individual to whom the Committee has delegated such authority) may amend the Plan in any respect, and may thereby effect a distribution in whole or in part of vested benefits under the Plan at any date earlier than the date or dates otherwise provided for herein. In no event shall any such amendment or termination reduce the total amount of vested benefits credited to the Accounts of a participant or beneficiary under the Plan (or which would be so credited with respect to a participant who is actively employed immediately prior to the date of amendment or termination had the participant terminated employment and had his or her Nonqualified Retirement Plan Account been established immediately prior to such date), as determined immediately prior to such amendment or termination (the "existing benefit"), or reduce the rate of interest which is credited or to be credited to the existing benefit, or modify the time for or manner of payment of such existing benefit (other than to provide for an acceleration of distribution as otherwise provided under this Section).

        8.02    Administration by Committee.    The Committee has full power and authority to administer the Plan and to establish rules and procedures for the operation of the Plan. The Committee may delegate to one or more committees or individuals any of its authority, power to exercise discretion, duties or responsibilities under the Plan, except that it may not delegate the power to terminate the Plan. The Committee shall be considered the named fiduciary of the Plan for purposes of Section 402(a)(2) of the Employee Retirement Income Security Act of 1974, as amended.

        8.03.    No Assignment.    No person shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber or dispose of in advance any interest in amounts payable hereunder or any of the payments provided for herein, nor shall any interest in amounts payable hereunder or in any payments be subject to seizure for payment of any debts, judgments, alimony or separate maintenance, or be reached or transferred by operation of law in the event of bankruptcy, insolvency, or otherwise.

        8.04    Successors and Assigns.    The provisions of this Plan are binding upon and inure to the benefit of the Company and its successors and assigns, by merger, purchase or otherwise, and the participant and the participant's beneficiaries, heirs and personal representatives.

        8.05    Claims Procedure.    The Committee shall notify a participant in writing within ninety days of the participant's written application for benefits of the participant's eligibility or noneligibility for benefits under the Plan. If the Committee determines that a participant is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for such denial, (b) a specific reference to the provision of the Plan on which the denial is based, (c) a description of any additional information or material necessary to perfect his or her claim, and a description of why it is needed, and (d) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the participant wishes to have his or her claim reviewed. If the Committee determines that there are special circumstances requiring additional time to make a decision, the Committee shall notify the participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period. If a participant is determined by the Committee to be not eligible for benefits, or if the participant believes that he or she is entitled to greater or different benefits, the participant shall have the opportunity to have his or her claim reviewed by the Committee by filing a petition for review with the Committee within sixty days after receipt by the participant of the notice issued by the Committee. Said petition shall state the specific reasons the participant believes he or she is entitled to benefits or greater or different benefits. Within sixty days after receipt by the Committee of said petition, the Committee shall afford the participant (and his or her counsel, if any) an opportunity to present his or her position to the Committee orally or in writing, and said Participant (or his or her counsel) shall have the right to review the pertinent documents, and the Committee shall notify the participant of its decision in writing within said sixty-day period, stating specifically the basis of said decision written in a manner calculated to be understood by the participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Committee, but notice of this deferral shall be given to the participant.

        8.06    Construction of Agreement.    This Plan shall be subject to and construed in accordance with the laws of the State of Minnesota to the extent not preempted by the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Committee has exclusive authority to determine conclusively for all parties all questions arising in the administration of the Plan. The Committee has discretionary authority to interpret and construe the terms of the Plan and to determine all questions of eligibility of employees, participants and beneficiaries under the Plan and the amounts of their respective interests. Committee determinations are binding on all persons, subject to the claims procedure under the Plan.

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  Exhibit 10.7
MEDTRONIC, INC. EXECUTIVE NONQUALIFIED SUPPLEMENTAL BENEFIT PLAN (as restated effective May 1, 1997)